SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 13, 2006
(Date of Report - Date of Earliest Event Reported)

Unicorp, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

2-73389 (Commission File Number)	75-1764386 (IRS Employer Identification No.)

Galleria Financial Center, 5075 Westheimer, Suite 975, Houston, TX 77056
(Address of principal executive offices, including zip code)

(713) 402-6700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The Company announced that it expects to be profitable from operations, excluding non-cash charges, by the end of 2006 and revenue for 2006 should increase by more than 300% compared to revenue for 2005. The Company has previously announced that its discovery at North Edna in Jefferson Davis Parish, Louisiana should double its current revenue and anticipates additional revenue from its Veltin prospect in St. Landry Parish, Louisiana and Walley Prospect in Greene County, Mississippi during the current fiscal year. The Company is currently negotiating for a contract on a drilling rig so that it can have more control over drilling of the prospects it currently has and future drilling deals it will enter into.

Due to the number of near-term projects in which Unicorp is participating, the Company has elected to abandon its Kentucky prospects and will continue to focus on the Texas/Louisiana Gulf Coast. The Company has already begun contacting potential buyers in an effort to sell its ownership. There can be no assurance that the Company will find a buyer. Should the Company be unsuccessful in locating a buyer, the Company will allow its leases to expire under their current terms without any recovery of capital spent.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

Inapplicable.

(b)	Pro Forma Financial Information

Inapplicable.

(c)	Exhibits

Exhibit Number     Exhibit Description

99.1    Press Release dated July 13, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 13, 2006    UNICORP, INC.

By: /s/ Kevan Casey________________
Kevan Casey, Chief Executive Officer